Exhibit 99.1

FROM:

Rick Howe

Director of Corporate Communications

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED NAMES MARVIN XVP;

RESPONSIBLE FOR FINANCE, CAPITAL MARKETS

Will succeed retiring co-founder McKewon

SAN DIEGO, Apr. 6 – Accredited Home Lenders Holding Co. (Nasdaq: LEND), a national non-prime residential mortgage lender based here, today named Stuart D. Marvin as Executive Vice President in charge of finance, capital markets and corporate communications. The incumbent managers of those departments will now report to Mr. Marvin, who reports to James A. Konrath, Chairman and Chief Executive Officer.

Mr. Marvin, 45, will assume many of the responsibilities currently held by Accredited co-founder, Executive Vice President and Secretary, Ray W. McKewon, 57, who informed the company that he intends to retire on July 15, 2005.

“We are quite excited by Stu Marvin’s arrival on the Accredited team,” said Mr. Konrath. “The skills that Stu brings to Accredited have taken on increased importance in today’s complex financial and regulatory environment. We are, indeed, very fortunate to have a person with his depth and breadth of experience as part of our executive management team. But at the same time, it marks the end of an era with Ray’s departure. Consider that we were partners in every sense of the word for 15 years and, in this business, it’s a lifetime.”

Mr. Konrath added, “As a company we’ve gained momentum as a strong presence in the non-prime sector. I’ve known Stu through many industry functions and have come to appreciate the thoroughness and professionalism he brings to the table. He will be a tremendous asset for us to continue building strong relationships throughout the Wall Street community. I look forward to working closely with him in the years ahead. Together with our President and COO Joe Lydon in the executive suite, we hope that this new partnership will enhance the company’s performance and contribute to our orderly growth pattern for the future.”

A native of Summit, NJ, Mr. Marvin joins Accredited with over eight years of experience in the non-prime mortgage industry, most recently with Aegis Mortgage Corporation in Houston, TX, where he served as President – Corporate Operations and

Chief Financial Officer, and previously as Executive Vice President and Chief Financial Officer. In his capacity as one of Aegis’ most senior officers for the past five years, he was responsible for the production support activities, which included direct oversight of accounting, treasury, capital markets, corporate communications, information technology and legal. In 2004, Aegis generated approximately $13 billion in loan volume.

Before joining Aegis in 2000, Mr. Marvin was Chief Financial Officer at Citifinancial Mortgage with responsibility for accounting, financial reporting, and capital markets. In his operating assignments, Mr. Marvin has been responsible for overseeing more than 25 securitizations, corporate financings, warehouse lines, and capital market functions.

Prior to his eight years of experience in the mortgage industry, from 1986 – 1996, Mr. Marvin was a Business Assurance (or audit) Partner with the international public accounting firm of Coopers & Lybrand, LLP, which was subsequently merged into PriceWaterhouseCoopers. In that capacity, he achieved national recognition for providing and coordinating audit services to public mortgage banking companies, as well as consulting for companies conducting initial public offerings. A CPA, Mr. Marvin began his public accounting career as a senior accountant with Arthur Young in 1983, after earning his B.S. in accounting, with honors, from Jacksonville (FL) University (1982). He is a member of the Texas Mortgage Bankers Association and American Institute of Certified Public Accountants (AICPA).

Together with Mr. Konrath, Mr. McKewon co-founded the company above a San Diego auto parts store in 1990, helped guide its expansion, took it public in 2003, for which it was recognized as the best performing IPO that year.

Mr. McKewon commented: “I have never been more excited about Accredited’s future, but, at my age, I have the rare opportunity to place my responsibilities in hands more capable than my own so that I can pursue my avocations in music, writing and education. I believe that Stu will help Accredited go to the next level, and since this will continue to be the largest portion of my net worth and the financial foundation that will support me in this next phase of my life, I would not take this step if I did not have the greatest confidence in Stu’s skills.”

About Accredited Home Lenders

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego, CA. Additional information may be found at www.accredhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include statements regarding the impact of the loss of an Executive Vice President, and the hiring and retention of a new Executive Vice President, on the company’s future performance and growth. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; the nature and amount of competition and the availability of alternative loan products not offered by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) in a filing accepted on April 1, 2005 and other SEC filings.

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